Exhibit 99.1


                                 FOOTNOTES
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(1)  This statement is being filed by The Goldman Sachs Group, Inc. ("GS
     Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GSCP VI Advisors, L.L.C. ("GSCP Advisors"), GSCP VI Offshore Advisors, L.L.C. ("GSCP Offshore Advisors"), GS Advisors VI, L.L.C. ("GS Advisors"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Capital Partners VI Fund, L.P. ("GS Capital"), GS Capital Partners VI Offshore Fund, L.P. ("GS Offshore"), GS Capital Partners VI GmbH & Co. KG ("GS Germany"), GS Capital Partners VI Parallel, L.P. ("GS Parallel"), GS Mezzanine Partners V Onshore Fund, L.L.C. ("GS Mezzanine Onshore GP"), GS Mezzanine Partners V Institutional Fund, L.L.C. ("GS Mezzanine Institutional GP"), GS Mezzanine Partners V Offshore Fund, L.L.C. ("GS Mezzanine Offshore GP"), GS Mezzanine Partners V Onshore Fund, L.P. ("GS Mezzanine Onshore"), GS Mezzanine Partners V Institutional Fund, L.P. ("GS Mezzanine Institutional"), GS Mezzanine Partners V Offshore Fund, L.P. ("GS Mezzanine Offshore"), GSMP V Onshore US, Ltd. ("GSMP Onshore"), GSMP V Institutional US, Ltd. ("GSMP Institutional"), and GSMP V Offshore US, Ltd. ("GSMP Offshore" and, together with the foregoing entities, the "Reporting Persons"). GS Capital, GS Offshore, GS Parallel, GS Germany, GSMP Onshore, GSMP Institutional, and GSMP Offshore are referred to herein as the "GS Investors". Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs also serves as the manager and the investment manager of certain of the Reporting Persons other than GS Group. Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Due to the electronic system's limitation of 10 Reporting Persons per joint filing, this statement is being filed in duplicate.

(2)  On March 17, 2008, MoneyGram International, Inc. (the "Issuer"), the
     GS Investors and affiliates of Thomas H. Lee Partners, L.P. ("THL", and together with the GS Investors, the "Investors") entered into an amended and restated Purchase Agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, on March 25, 2008 (the "Closing Date"), the Investors purchased, in the aggregate, 495,000 shares of Series B Participating Convertible Preferred Stock of the Issuer (the "Series B Preferred Stock") and 265,000 shares of Series B-1 Participating Convertible Preferred Stock of the Issuer (the "Series
     B-1 Preferred Stock") for an aggregate purchase price of $760,000,000 (the "Transaction"). The GS Investors paid an aggregate purchase price of $265,000,000 to acquire 265,000 shares of Series B-1 Preferred
     Stock. GS Group acquired 7,500 shares of Series B-1 Preferred Stock as payment in full by the Issuer, on behalf of the Investors and at the direction of Goldman Sachs, of a $7,500,000 investment banking advisory fee for services rendered by Goldman Sachs in connection with the Transaction. The Reporting Persons may be deemed to be a member of a "group," within the meaning of Section 13(d)(3) of the Act, with (i) THL and (ii) Silver Point Capital, L.P. and Silver Point Capital Offshore Fund, Ltd. (collectively, "Silver Point" and may be deemed to beneficially own the Common Stock deemed to be beneficially owned or able to be acquired within 60 days by THL or Silver Point.

(3) Pursuant to the Purchase Agreement, the Issuer issued all shares of the Series B Preferred Stock to THL and all shares of the Series B-1 Preferred Stock to the GS Investors. The Series B Preferred Stock issued to THL is convertible into shares of the Issuer's common stock, $0.01 par value (the "Common Stock") at an initial conversion price of $2.50 (subject to anti-dilution rights), and the Series B-1 Preferred Stock issued to the GS Investors is convertible into shares of Series D Participating Convertible Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock") (a common equivalent stock which is, subject to certain limitations, convertible into Common Stock) at an initial conversion price of $2,500.00 (subject to anti-dilution rights), giving the Investors an initial equity interest convertible into approximately 78.0 % of the common equity of the Issuer Dividends payable on Series B Preferred Stock and Series B-1 Preferred Stock are expected to be accrued and not be paid in cash for at least five years, which will substantially increase the ownership interest of the Investors and dilute the interests of the common stockholders.

     The Series B-1 Preferred Stock held by the Reporting Persons is generally non-voting except for the right of the GS Investors to vote on specific actions described in the Series B-1 Stock Certificates of Designations (the "Series B-1 Certificate"). The holders of the Series B Preferred Stock will vote as a class with the Common Stock and will have a number of votes equal to the number of shares of Common Stock issuable if all the outstanding shares of Series B Preferred Stock were converted plus the number of shares of Common Stock issuable if all outstanding shares of Series B-1 Preferred Stock were converted into Series B Stock and subsequently converted into Common Stock. While held by the Reporting Persons, the Series B-1 Preferred Stock is convertible at the option of the holder into a certain number of shares of Series D Preferred Stock, a non-voting Common Stock-equivalent. The shares of Series B-1 Preferred Stock are convertible into an equal number of shares of Series B Preferred Stock by any holder other than the Reporting Persons and their affiliates.

     As of the Closing Date, the Investors appointed two members and two non-voting observers to the Issuer's board of directors (the "Board") and the size of the Board was reduced to six members, of which three members are independent. Upon the earlier of (x) written notification by THL, in THL's sole discretion, to the Issuer and (y) the Voting Date (which date is the earlier of (i) the day when all regulatory approvals necessary for THL to have voting rights with respect to all of the Series B Preferred Stock, and (ii) on or after June 15, 2008, upon the request of THL, provided, however, that if a vote (or action by written consent) of the stockholders of the Issuer on any matter is required by law to occur prior to the earlier of such dates, then the Voting Date shall occur no later than immediately prior to such record date), the Investors shall lose their right to have the Board observers attend meetings of the Board (except that in certain circumstances, the GS Investors will have the right to appoint at least one non-voting Board observer) and instead shall be entitled to nominate and cause the Issuer to appoint such additional Board representatives to the Board as shall provide the Investors with that number of directors as is proportionate to Investors' Common Stock ownership, calculated on a fully as-converted basis (assuming all shares of Series B-1 Preferred Stock were converted into Series B Preferred Stock and all Series B Preferred Stock was converted into Common Stock at such time).

(4) As of March 25, 2008, GS Group may be deemed to beneficially own an aggregate of 109,000,000 shares of Common Stock, consisting of (i) 265,000 shares of Series B-1 Preferred Stock through the GS Investors, which are convertible into 106,000 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 106,000,000 shares of Common Stock, and (ii) 7,500 shares of Series B-1 Preferred Stock acquired by GS Group on the Closing Date, which are convertible into 3,000 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 3,000,000 shares of Common Stock.

     As of March 25, 2008, Goldman Sachs may be deemed to beneficially own an aggregate of 106,000,000 shares of Common Stock, consisting of 265,000 shares of Series B-1 Preferred Stock through the GS Investors, which are convertible into 106,000 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons, or their affiliates, subject to certain limitations, into 106,000,000 shares of Common Stock. Goldman Sachs also holds open short positions of 51,579 shares of Common Stock.

     As of March 25, 2008, GS Capital and its sole general partner GSCP Advisors may each be deemed to beneficially own an aggregate of 39,583,851.2 shares of Common Stock, consisting of 98,959.628 shares of Series B-1 Preferred Stock, which are convertible into 39,583.8512 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 39,583,851.2 shares of Common Stock.

     As of March 25, 2008, GS Offshore and its sole general partner GSCP Offshore Advisors may each be deemed to beneficially own an aggregate of 32,924,454 shares of Common Stock, consisting of 82,311.135 shares of Series B-1 Preferred Stock, which are convertible into 32,924.454 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 32,924,454 shares of Common Stock.

     As of March 25, 2008, GS Parallel and its sole general partner GS Advisors may each be deemed to beneficially own an aggregate of 10,884,884.4 shares of Common Stock, consisting of 27,212.211 shares of Series B-1 Preferred Stock which are convertible into 10,884.8844 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 10,884,884.4 shares of Common Stock.

     As of March 25, 2008, GS Germany and its sole general partner GS GmbH may each be deemed to beneficially own an aggregate of 1,406,810.4 shares of Common Stock, consisting of 3,517.026 shares of Series B-1 Preferred Stock which are convertible into 1,406.8104 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 1,406,810.4 shares of Common Stock.

     As of March 25, 2008, GS Mezzanine Onshore, its sole general partner GS Mezzanine Onshore GP, and GSMP Onshore, of which GS Mezzanine Onshore is the sole shareholder, may each be deemed to beneficially own an aggregate of 8,319,093.2 shares of Common Stock, consisting of 20,797.733 shares of Series B-1 Preferred Stock, which are convertible into 8,319.0932 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 8,319,093.2 shares of Common Stock.

     As of March 25, 2008, GS Mezzanine Institutional, its sole general partner GS Mezzanine Institutional GP, and GSMP Institutional, of which GS Mezzanine Institutional is the sole shareholder may each be deemed to beneficially own an aggregate of 816,570 shares of Common Stock, consisting of 2,041.425 shares of Series B-1 Preferred Stock, which are convertible into 816.57 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 816,570 shares of Common Stock.

     As of March 25, 2008, GS Mezzanine Offshore, its sole general partner GS Mezzanine Offshore GP, and GSMP Offshore, of which GS Mezzanine Offshore is the sole shareholder may each be deemed to beneficially own an aggregate of 12,064,336.8 shares of Common Stock, consisting of 30,160.842 shares of Series B-1 Preferred Stock, which are convertible into 12,064.3368 shares of Series D Preferred Stock, which are convertible by a holder other than the Reporting Persons or their affiliates, subject to certain limitations, into 12,064,336.8 shares of Common Stock.

     As of March 25, 2008, THL may be deemed to beneficially own an aggregate of 198,000,000 shares of Common Stock, representing in the aggregate approximately 50.8% of the outstanding Common Stock.

     The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.